INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 14th day of March , 2008, by and between ACP Funds Trust, a Delaware statutory trust (the “Trust”), and Ascendant Capital Partners, LP, a Delaware Limited Partnership (the “Investment Manager”).

WHEREAS, the Trust is registered as a non-diversified, closed-end series management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Trust has retained the Investment Manager. (the “Administrator”) to provide administration of the Trust's operations, subject to the control of the Board of Trustees; and

WHEREAS, the Trust desires to retain the Investment Manager to render investment management services with respect to the series set forth in Schedule A attached hereto and such other series as the Trust and the Investment Manager may agree upon (the “Funds”), and the Investment Manager is willing to render such services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.
Duties of Investment Manager.   The Trust employs the Investment Manager to manage the investment and reinvestment of the assets of the Trust, and to continuously review, supervise and (where appropriate) administer the investment program of the Trust, to determine in its discretion (where appropriate) the investments to be purchased or sold, to provide the Administrator and the Trust with records concerning the Investment Manager’s activities which the Trust is required to maintain, and to render regular reports to the Administrator and to the Trust’s officers and Trustees concerning the Investment Manager's discharge of the foregoing responsibilities.  The retention of a sub-adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement.

The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations of each Fund as set forth in its Private Placement Memorandum (“PPM”), Statement of Additional Information and Declaration of Trust, as amended from time to time, and applicable laws and regulations.

The Investment Manager accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein.  The Investment Manager will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Trust.

2.
Trust Transactions.  The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of a Fund’s investments and is directed to use its best efforts to obtain the best net results as described from time to time in the Fund’s PPM and Statement of Additional Information.  The Investment Manager will promptly communicate to the Administrator and to the officers and the Trustees of the Trust such information relating to the Trust’s investment transactions as they may reasonably request.

It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of a Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s PPM and Statement of Additional Information.

3.
Compensation of the Investment Manager.  For the services to be rendered by the Investment Manager as provided in Sections 1 and 2 of this Agreement, the Investment Manager is entitled to receive from persons who purchase Units of the Company (“Members”) an annual management fee (the “Management Fee”).  The Management Fee is equal to 1.50% of the net asset value of each Member’s Units and will be subject to an adjustment (the “Management Fee Adjustment”) based on the annual returns of each Member’s Units.  The Investment Manager’s fee is calculated and accrued monthly and is paid out to the Investment Manager on a quarterly basis.  The Management Fee Adjustment will be determined in accordance with the scale as specified in the Schedule(s) which is attached hereto and made part of this Agreement.  For purposes of determining the Management Fee, net assets will be determined by taking into account net realized gain or loss and the net change in unrealized appreciation or depreciation of net assets.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

4.
Other Expenses.  The Investment Manager shall pay all expenses of printing and mailing reports, PPMs, Statements of Additional Information, and sales literature relating to the solicitation of prospective shareholders.  The Trust shall pay all expenses of mailing to existing shareholders PPMs, Statements of Additional Information, proxy solicitation material and shareholder reports.

5.
Excess Expenses.  If the expenses for the Trust for any fiscal year (including fees and other amounts payable to the Investment Manager, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which shares of the Trust are qualified for offer and sale, the Investment Manager shall bear such excess cost.

Payment of expenses by the Investment Manager pursuant to this Section 5 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by the Investment Manager.

6.
Reports. The Trust and the Investment Manager agree to furnish to each other, if applicable, current PPMs, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7.
Status of Investment Manager.  The services of the Investment Manager to the Trust are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Trust are not impaired thereby.  The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

8.
Certain Records.  Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act which are prepared or maintained by the Investment Manager on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.

9.
Limitation of Liability of Investment Manager.  The duties of the Investment Manager shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Investment Manager hereunder.  The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.  (As used in this Paragraph 9, the term “Investment Manager” shall include directors, officers, employees and other corporate agents of the Investment Manager as well as the limited partnership itself).

10.
Permissible Interests.  Trustees, agents, and shareholders of the Trust are or may be interested in the Investment Manager (or any successor thereof) as directors, partners, officers, or members, or otherwise; directors, partners, officers, agents, and members of the Investment Manager are or may be interested in the Trust as Trustees, Members or otherwise; and the Investment Manager (or any successor) is or may be interested in the Trust as a shareholder or otherwise.  In addition, brokerage transactions for the Trust may be effected through affiliates of the Investment Manager if approved by the Board of Trustees, subject to the rules and regulations of the Securities and Exchange Commission.

11.
License of Investment Manager's Name.  The Investment Manager hereby agrees to grant a license to the Trust for use of its name in the names of the Trust and the Funds for the term of this Agreement and such license shall terminate upon termination of this Agreement.

12.
Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust; provided, however, that if the Shareholders of the Trust fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules and regulations thereunder.  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder.

This Agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust on not less than 30 days nor more than 60 days written notice to the Investment Manager, or by the Investment Manager at any time without the payment of any penalty, on 90 days written notice to the Trust.  This Agreement will automatically and immediately terminate in the event of its assignment.  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 12, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

13.
Notice.  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:  if to the Trust, 1235 Westlakes Drive, Suite 130, Berwyn, PA 19312, Attention: President, and if to the Investment Manager at 1235 Westlakes Drive, Suite 130, Berwyn, PA 19312, Attention: President.

14.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.
Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

A copy of the Certificate of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

ACP FUNDS TRUST

By:     /S/ Gary E. Shugrue

Name: Gary E. Shugrue
Title:  President & Chief Investment Officer

Attest:

ASCENDANT CAPITAL PARTNERS

By:     /S/ Gary E. Shugrue

Name: Gary E. Shugrue
Title:  President & Chief Investment Officer

Attest:

SCHEDULE A DATED March 14, 2008
TO THE
INVESTMENT MANAGEMENT AGREEMENT
DATED March 14, 2008

BETWEEN
ACP FUNDS TRUST
AND
ASCENDANT CAPITAL PARTNERS LP

FUNDS

ACP Advantage Series Strategic Opportunities Fund

ACP Institutional Series Strategic Opportunities Fund